Exhibit 10.01

VantageMed Executive EBITDA Bonus Plan

Q4-2006 through Q4-2007

Bonus Pool Computation	Flat Bonus Payment if EBITDA is 0% to 5%	% of EBITDA if EBITDA is Between 5% and 10%	% of EBITDA if EBITDA is Between 10% to 15%
CEO	$10,500	7.35%	8.00%
CFO	$7,500	5.25%	5.75%
COO	$7,500	5.25%	5.75%
EVP Marketing	$7,500	5.25%	5.75%

Total Bonus Pool	$33,000	23.10%	25.25%

Adjustments

(1) 50% of the calculated pool is forfeited if the quarterly projected revenue is not met or exceeded